Choice 2





INDEPENDENT AUDITORS' CONSENT

We consent to the reference to our firm under the caption "Independent Auditors" and to the incorporation by reference in this Registration Statement (Form S-2 No. 333-24989) of our report dated February 20, 1999, included in the Annual Report on Form 10-K of American Skandia Life Assurance Corporation for the year ended December 31, 1998 appearing in the Prospectus, and to the use of our report dated February 20, 1999 on American Skandia Life Assurance Corporation Variable Account B - Class 2, appearing in the Statement of Additional Information, which are part of this Registration Statement.



                                                            /s/Ernst & Young LLP

Hartford, Connecticut
April 23, 1999